Exhibit 4.3

THIS AGREEMENT dated the 7th day of December, 2005.

BETWEEN:

XEN STEFANOPOULOS, of 2128 West 16th Avenue, Vancouver,

British Columbia, V6K 3B2

(hereinafter called the “Vendor”)

OF THE FIRST PART

AND:

ANGLO-CANADIAN URANIUM CORP, of Suite 1530-

355 Burrard Street, Vancouver, British Columbia V6B 208

(hereinafter called the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A.

The Vendor is the recorded and beneficial owner of an undivided 100% interest in two mineral claims (the “Claims”) as more particularly described in Schedule “A” attached hereto, situated in the Lillooet Mining District, in the Province of British Columbia; and

B.

The Vendor is desirous of selling the Claims to the Purchaser and the Purchaser is desirous of purchasing the Claims from the Vendor upon the following terms and conditions,

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows:

1.

The Vendor represents and warrants that he is the beneficial owner of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind, that the Claims are in good standing and that he has lull power, absolute authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might be expressly set out herein.

2.

The Purchaser represents and warrants to the Vendor it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein.

3.

The Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase the Claims from the Vendor in consideration of the following:

(a)

payment of the sum of $15,000 to be paid by the Purchaser to the Vendor on or before December 31, 2005; and

(b)

the issuance of 350,000 shares in the capital of the Purchaser to the Vendor within three business days of the Purchaser receiving TSX Venture Exchange approval to the terms of this Agreement.

4.1

As additional consideration for the Vendor entering into this Agreement, the Purchaser acknowledges that the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of net smelter returns payable to the Vendor.

4.2

For the purpose of this clause “Net Smelter Returns” shall mean the actual proceeds received by the Purchaser from a smelter or other place of sale or treatment in respect of all ore removed by the Purchaser from the Claims as evidenced by its returns or settlement sheets after deducting from the said proceeds all freight or other transportation costs from the Claims, to the smelter or other place of sale or treatment, but without any other deduction whatsoever. Net Smelter Returns due and payable to the Vendor hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Purchaser. Within ninety days after the end of each fiscal year during which any ore was shipped from the Claims the records relating to the calculation of Net Smelter Returns during that fiscal year shall be delivered to the Vendor, upon written request, who shall have sixty days after receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Vendor or his representatives duly appointed in writing shall have the right at all reasonable times upon written request to inspect such books and financial records of the Purchaser as are relevant to the determination of Net Smelter Returns and at their own expense to make copies thereof

4.3

The Vendor hereby grants the Purchaser the right at any time to purchase all of the Vendor’s right to the Net Smelter Return royalty in consideration of the sum of $500,000 per 1% of the Net Smelter Return royalty for a total of $1,000,000 in the event the Purchaser wish to purchase the entire 2% Net Smelter Return royalty.

5.

Any payment or issuance of shares required to be made shall be made payable and delivered in the manner for the giving of notice as herein provided.

6.

The Vendor agrees to execute and deliver to the Purchaser such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claims to the Purchaser concurrently upon the execution of this Agreement The Purchaser has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to effect a transfer of the recorded ownership of the Claims to the Purchaser but beneficial ownership to the Claims shall be subject to the terms of this Agreement.

7.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pit-paid registered post to the other party at its address set forth in the beginning of this

KLE\032101\ZEUS CLAIMS\5416

Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

8.

The Vendor will indemnify and save the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement, or condition made by them and contained in this Agreement. The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

9.

This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

10.

Time shall be the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be the essence of this Agreement.

11.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia. All references herein to sums of money shall be deemed to refer to Canadian funds.

12.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED BY XEN STEFANPOULOS in the	] ]
Presence of:	]
/s/ signed	]
Name	]
#3 2554 Cornwall Ave.	]	/S/ Xen Stefanopoulos
Address	]	XEN STEFANOPOULOS
Vancouver, BC	]
City	]
V6K 1C2 Consultant	]
Occupation	]
ANGLO-CANADIAN URANIUM CORP.
Per: /S/Len Harris

KLE\0321O1\ZEUS CLAIMS\5416

Schedule “A”

Description of Mineral Claims

Name	Tenure Number	Expiry Date

Zeus	408265	February 12, 2006

Zeus 1	408266	February 12, 2006

Situated in the Lillooet Mining District in the Province of British Columbia

KLE\0321O1\ZEUS CLAIMS\5416